Exhibit 2.1

AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of October 11, 2019 (the “Agreement”), is made and entered into by and among Daniel Santanello (“Santanello”), Robert B. Maloney, in his capacity as Sellers’ Representative (“Maloney”), and National Holdings Corporation (the “Buyer”). All capitalized terms not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Agreement.

WHEREAS, the parties entered into that certain Stock Purchase Agreement (the “Agreement”), dated as of August 22, 2019, by and among the sellers named therein, Santanello, Maloney, and Buyer.

WHEREAS, the parties wish to amend the Agreement to effect certain clarifications; and

WHEREAS, the Agreement provides that it may be amended by an instrument in writing executed by the Buyer, Santanello and Maloney (in his capacity as Sellers’ Representative on behalf of all of the Sellers).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Amendment of Section 2.04: Section 2.04 of the Agreement as heretofore in effect is hereby amended and restated so as to read in its entirety as follows

a.

“WF and WIA Shares Purchase Price. The aggregate purchase price for the WIA Shares and the WF Shares shall be equal to (A) $160,000.00 minus (B) the Maloney Loan Payoff Amount (the “WIA/WF Purchase Price”).

2.	Amendment of Section 2.05(f)(ii): Section 2.05(f)(ii) of the Agreement as heretofore in effect is hereby amended and restated so as to read in its entirety as follows:

a.

“On the Closing Date, Buyer shall deliver to WEC $13,193.00, by wire transfer of immediately available funds to an account of WEC designated in writing by WEC, as reimbursement for certain expenses and costs incurred by WEC in connection with the transactions contemplated by this Agreement;”

3.	Amendment of Section 2.05(f)(iv): Section 2.5(f)(iv) of the Agreement as heretofore in effect is hereby amended and restated so as to read in its entirety as follows:

a.

“Buyer shall deliver to the Escrow Agent $200,000.00, representing the funds payable to Tina Maloney to repay in full the subordinated loan in such amount from Tina Maloney to WEC; provided, that such amounts shall remain with the Escrow Agent and shall not released to Tina Maloney until such time as when the repayment of such subordinated loan shall have been approved by FINRA;”

4.	Amendment of Section 2.05(g): Section 2.5(g) of the Agreement as heretofore in effect is hereby amended and restated so as to read in its entirety as follows:

a.

“At the Closing, Buyer shall deliver to Robert Maloney an amount equal to all outstanding principal and accrued and unpaid interest (the “Maloney Loan Payoff Amount”) under that certain Demand Note, dated as of December 7, 2017, between Robert B. Maloney and WWM (the “Maloney Note”), by wire transfer of immediately available funds to an account of Robert Maloney designated in writing by Robert Maloney no later than two Business Days prior to the Closing Date, in full satisfaction of all outstanding amounts under the Maloney Note; provided, that Maloney and WWM shall have executed and delivered to the Buyer a payoff letter with respect to such amounts in form and substance reasonably satisfactory to Buyer;”

5.	Amendment of Section 2.05(h): Section 2.5(h) of the Agreement as heretofore in effect is hereby amended and restated so as to read in its entirety as follows:

a.

“On the date that is at least two (2) Business Days prior to the Closing, WEC shall deliver to Santanello the sum of $13,193.00, by wire transfer of immediately available funds to an account of Santanello designated in writing by Santanello no later than two (2) Business Days prior to such payment date.”

6.	Effective Date of this Amendment. This Amendment shall be effective when signed by the parties hereto.

7.

Reference to the Agreement. On and after the effective date of this Amendment, each reference in the Agreement to “the Agreement,” “this Agreement,” “hereunder” and “hereof” or words of like import shall refer to the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

8.	Miscellaneous. The provisions of Article IX (Miscellaneous) of the Agreement shall be deemed to apply, mutatis mutandis, to this Amendment.

9.

Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ROBERT B. MALONEY

By:	/s/ Robert B. Maloney
Name: Robert B. Maloney
Title:

DANIEL SANTANELLO

By:	/s/ Daniel Santanello
Name: Daniel Santanello
Title:

NATIONAL HOLDINGS CORPORATION

By:	/s/ Michael Mullen
Name: Michael Mullen
Title: Chairman and Chief Executive Officer

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]